EXHIBIT 1

We, the undersigned, hereby express our agreement that the attached Amendment No. 10 is filed on behalf of each the undersigned.

Date: December 2, 2013	/s/ John D. Gottwald
John D. Gottwald

/s/ William M. Gottwald
William M. Gottwald

/s/ Floyd D. Gottwald, Jr.
Floyd D. Gottwald, Jr.